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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                           PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration, submits the following information:

Name:                                       e-harmon Funds

Address of Principal Business Office
(No. & Street, City, State, Zip Code):      400 Montgomery Street, 3rd Floor
                                            San Francisco, California  94104

Telephone Number (including area code):     (415) 391-5335

Name and Address of agent for
service of process:                         James Hartmann
                                            e-harmon Funds
                                            400 Montgomery Street, 3rd Floor
                                            San Francisco, California  94104

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
                       [X] Yes                    [ ] No

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of San Francisco and State of California on the 18th day of January, 2000.

                                            e-harmon FUNDS


                                            /s/ Joseph N. Van Remortel
                                            ------------------------------------
                                                     President


Attest:  /s/ James Hartmann
         ---------------------------
         Secretary